                                                             EXHIBIT 5(a)

         [LETTERHEAD OF MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.]

                              November 28, 1994


Comerica Incorporated
100 Renaissance Center
Suite 3800
Detroit, MI 48243


Dear Ladies and Gentlemen:

        With respect to the Registration Statement on Form S-4 (the "Registration Statement"), being filed today by Comerica Incorporated, a Delaware corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 2,680,820 shares of Common Stock, $5.00 par value ("Company Common Stock"), together with associated Rights to purchase shares of the Company's Series C Participating Preferred Stock (the "Rights" and together with the Company Common Stock, the "Securities"), we, as your counsel, have examined such certificates, instruments, and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion. The Securities are to be issued in exchange for shares of the Common Stock, no par value per share ("UB&T Stock"), of University Bank & Trust Company, a California state-chartered bank ("UB&T"), in connection with the merger (the "Merger") of Comerica Interim Incorporated, a California corporation and a wholly owned subsidiary of the Company ("Interim") with and into UB&T, pursuant to an Agreement and Plan of Reorganization and Merger, dated as of October 4, 1994 (the "Merger Agreement").

        On the basis of such examination and review, we advise you that, in our opinion, when (a) the Registration Statement becomes effective under the Securities Act of 1933, as amended, and (b) the Merger become effective and the Securities have been issued in exchange for shares of UB&T Common Stock pursuant to the Merger Agreement, the Company Common Stock will be validly issued, fully paid and non-assessable and the associated Rights will be validly issued. We note that the Rights are not currently exercisable. In expressing the foregoing opinions, we do not express any opinion with respect to, and have assumed the validity of, the Company's

Series C Participating Preferred Stock issuable upon exercise of the Rights.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                                MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

                                By /s/ Thomas G. Appleman